                                  Exhibit 4.6


                  AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT
                        FOCAL COMMUNICATIONS CORPORATION
                        --------------------------------


     This Amendment No.1 to the Stock Purchase Agreement is dated as of January 23, 1998, and is made by and among Focal Communications Corporation (the "Company") and Madison Dearborn Capital Partners, L.P., Frontenac VI, L.P., Battery Ventures III, L.P. (hereinafter collectively referred to as the "Institutional Investors") and Robert C. Taylor, Jr., Joseph A. Beatty, John R. Barnicle and Brian F. Addy (hereinafter collectively referred to as the "Executive Investors").

     Capitalized terms used but not herein defined shall, except as otherwise provided herein, have the meanings ascribed to them by that certain Stock Purchase Agreement dated November 27, 1996, by and among the Company, the Institutional Investors, the Executive Investors, and others.

                                   RECITALS:

     1. The Company, the Institutional Investors, the Executive Investors, and other shareholders of the Company are each individually parties to a Stock Purchase Agreement dated November 27, 1996 (the "Agreement"). Pursuant to
Section 9D of the Agreement, provisions of the Agreement may be amended only if the Company has obtained the written consent of the holders of at least 67% of the Institutional Investor Stock and the holders of a majority of the Executive Stock outstanding at the time such Amendment or waiver becomes effective.

     2. The Company intends to issue certain notes (the "Offering", the notes referred to as the "Offering Notes") which shall be underwritten by certain underwriters (the "Underwriters"). An offering circular which describes the terms of the notes has been drafted by the Company and reviewed by the Institutional Investors and the Executive Investors.

     3. As a condition precedent to the Offering, the Underwriters of the Offering have required that the Investors effect certain amendments to the Agreement.

     4.   The parties hereto desire to amend the Agreement as provided herein.

     NOW, THEREFORE, in consideration of the premises above and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. The recitals hereto are incorporated herein by reference and specifically made a part of this Amendment No. 1;


     2.   The Agreement is amended as follows:

     (a) Section 5 of the Agreement is amended and replaced in its entirety as follows:

     SECTION 5:  INVESTORS' LIQUIDATION RIGHTS.
                 -----------------------------

     5A. Liquidation Rights.  At any time and from time to time on or after the
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seventh anniversary of the Initial Closing Date, but not after the consummation of a Public Offering, each Institutional Investor shall have the right (the "Liquidation Right") to require the Company to voluntarily liquidate the assets
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of the Company, by converting such assets to cash or cash equivalent, and marshalling the liabilities and remaining assets of the Company, as if the Company had elected to voluntarily dissolve, pursuant to and in accordance with the General Corporation Law of the State of Delaware and pursuant to and in accordance with the Certificate of Incorporation by giving written notice to the Company of such Institutional Investor's exercise of this right (the "Exercise
                                                                      --------
Notice").  Promptly (but in any event, within three (3) business days) after the
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Company has received  the Exercise Notice, the Company shall give written notice
(the "Liquidation Notice") to each other holder of Investor Stock setting forth
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the identity of the Institutional Investor tendering such Exercise Notice.  Each
Investor shall be entitled to join in such Liquidation Right by giving written notice (the "Joinder Notice") to the Company within twenty (20) days after the
             --------------
date of the Exercise Notice.  Upon receipt of the later of the Exercise Notice or the Joinder Notice, the Company may elect to purchase (the "Repurchase
                                                               ----------
Option") all, but not less than all, of the Investor Stock held by each Investor
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exercising its Liquidation Right (and their respective Affiliates) at the
Repurchase Price (defined below). Within forty-five (45) days of receipt of the later of an Exercise Notice or a Joinder Notice, the Board of Directors of the Company shall provide written notice to the exercising Investor (the "Option
                                                                      ------
Notice") of its intention to exercise its Repurchase Option, or liquidate the
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Company.  The Option Notice shall also set forth a time (which shall not be less than five (5) nor more than ten (10) business days after the date of such notice) and place for a meeting (the "Meeting Date") between the Company and the
                                      ------------
holders of a majority of the Investor Stock which the Company has elected to repurchase (the "Majority Holder") to determine the Repurchase Price. Should
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the Company elect to liquidate the Company, the Company shall undertake to do all things necessary to timely implement the elected liquidation process. Such liquidation process shall be initiated not later than sixty (60) days from the date of the later of the Exercise Notice or Joinder Notice. Procedures for the liquidation shall be determined by the Board of Directors and shall comply with the procedures for marshalling the assets and liabilities under and pursuant to applicable provisions of the General Corporation Law of the State of Delaware. Upon completion of such liquidation procedures and upon payment of the distribution to all Institutional Investors under and pursuant to the
Certificate of Incorporation, the Board of Directors may elect to redeem and cancel the Investor Stock held by the Investors and continue the corporate charter of the Company or dissolve the Company.
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     5B.  Company Obligation.  The Company shall do everything in its power
          ------------------
under the law and the Certificate of Incorporation, including but not limited to assuming or refinancing debt, recapitalizing the Company, or selling the Company, to enable the Company to satisfy its liquidation or repurchase obligation under this Section 5.

     5C.  Repurchase Price.  The repurchase price for each share of Investor
          ----------------
Stock repurchased by the Company under this Section 5 (the "Repurchase Price") shall be equal to the greater of (i) the initial purchase price of such share hereunder and all amounts subsequently contributed to the capital of the Company with respect to such share pursuant to this Agreement (as adjusted for stock splits, stock dividends, combinations, or other reorganizations) or (ii) the fair market value of such share (without any discount for lack of liquidity or minority status) as of the date of the Option Notice.

          The Company, the Majority Holders, and the holders of a majority of the Executive Stock then outstanding shall attempt in good faith to agree on the fair market value of the Investor Stock. If they are unable to reach such agreement within twenty (20) days after the Meeting Date, the Company and the Majority Holders will each, within ten (10) days thereafter, appoint one investment banker or other appraiser experienced in valuing companies like the Company, and the two persons so appointed shall within ten (10) days after their appointment appoint a third investment banker or appraiser similarly experienced. The three investment bankers/appraisers shall each appraise the fair market value of the Investor Stock (based on the highest price reasonably obtainable for the Company in an orderly, arm's length sale to a willing unaffiliated buyer), and the fair market value for purposes hereof shall be the average of the two appraisals closest to each other. Such determination shall be final and binding on all parties hereto. The cost of the appraisal shall be borne by the Company.

     5D.  Repurchase Closing.  At the closing of a Company repurchase of
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Investor Stock pursuant to this Section 5 (the "Repurchase Closing"), each
                                                ------------------
Investor selling Investor Stock shall deliver to the Company all existing stock certificates evidencing the Investor Stock held by such Investor, upon the Company's delivery to each such selling Investor of Cash in an aggregate amount equal to the Repurchase Price of such Investor Stock.


(b) Appendix A, Index of Definitions shall be amended such that the following terms shall be removed from the Agreement: Revised Repurchase Notice.

3. Each Investor acknowledges that the Indenture relating to the Offering Notes (the "Indenture") will restrict the Company's ability to pay dividends,
            ---------
make distributions, repurchase capital stock, and make other restricted payments. Each Investor agrees that it will not cause the Company to take, and the Company will not be required to take, any action that would cause a default under the Indenture, that any claim of any Investor or its Affiliates as a holder of Investor Stock against the Company and its subsidiaries will be subordinated in right of payment to the Notes and that, so long as any Notes are outstanding, no holder of Investor Stock shall be entitled to receive any payments from the Company in respect of such Investor Stock except to the extent such payment would be permitted under the Indenture.

4. It is the intent of the parties hereto that each of the holders of the Offering Notes shall be a third party beneficiary to the terms hereunder and shall have the right to enforce such terms directly.

5. The parties hereto agree that the Agreement may not be further amended in a manner adverse to the holders of the Offering Notes without the consent of the holders of the majority of the outstanding Offering Notes.

6. This Amendment No. 1. to the Agreement shall become effective as of January 23, 1998.

7. This Amendment No. 1 may be executed in any number of counter parts, each of which shall be an original and all of which taken together shall constitute one and the same Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

FOCAL COMMUNICATIONS CORPORATION

By: /s/ Robert C. Taylor, Jr.
    -----------------------------

Its: President
     ----------------------------
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MADISON DEARBORN CAPITAL PARTNERS, L.P.

By:  Madison Dearborn Partners, L.P., its General Partner
By:  Madison Dearborn Partners, Inc., its General Partner

By:     /s/ James N. Perry, Jr.
      --------------------------------------------------

Its:     Vice President
       -----------------------------------


FRONTENAC VI, L.P.

By:  Frontenac Company, its General Partner

By:     /s/ James E. Crawford III
      --------------------------------------------------

Its:     General Partner
       -----------------------------------


BATTERY VENTURES III, L.P.

By:  Battery Partners III, L.P., its General Partner

By:     /s/ Richard D. Frisbie
      --------------------------------------------------

Its:    Managing Partner
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                                    /s/ Robert C. Taylor, Jr.
                                 ---------------------------
                                 Robert C. Taylor, Jr.


                                    /s/ John R. Barnicle
                                 ---------------------------
                                 John R. Barnicle


                                    /s/ Joseph A. Beatty
                                 ---------------------------
                                 Joseph A. Beatty


                                    /s/ Brian F. Addy
                                 ---------------------------
                                 Brian F. Addy